Exhibit 10.4

AMENDED AND RESTATED DEPOSIT ACCOUNT CONTROL AGREEMENT

This Amended and Restated Deposit Account Control Agreement (this “Agreement”) is made as of July 10, 2026, among Lakeside Bank, an Illinois banking corporation (the “Bank”), Streeterville Capital, LLC, a Utah limited liability company (the “Lender”) and ARH Sub, LLC, a Utah limited liability company (the “Guarantor”).

WHEREAS, Lender extended a loan in the original principal amount of $5,470,000.00 (the “June 2025 Loan”) to Guarantor’s parent company, American Rebel Holdings, Inc., a Nevada corporation (“AREB”);

WHEREAS, Lender has agreed to extend an additional loan in the original principal amount of $6,215,000.00 (the “July 2026 Loan”, and together with the June 2025 Loan, the “Loans”) to AREB;

WHEREAS, pursuant to the terms of a Guaranty executed by Guarantor in favor of Lender on June 26, 2025 (the “June 2025 Guaranty”) and a Guaranty executed by Guarantor in favor of Lender on July 10, 2026 (the “July 2026 Guaranty”, and together with the June 2025 Guaranty, the “Guaranties”), Guarantor has granted Lender a security interest and a lien on the deposit account described on Exhibit A attached hereto (the “Deposit Account”) and the property held in the Deposit Account;

WHEREAS, the parties previously entered into that certain Deposit Account Control Agreement dated as of June 26, 2025 (the “Original Agreement”), and the parties now wish to amend and restate the Original Agreement in its entirety as set forth herein; and

WHEREAS, the parties wish to protect Lender’s interest in the Deposit Account and the property held therein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1. The Deposit Account. The parties represent that:

(a) The Bank is maintaining the Deposit Account with the account number set forth on Exhibit A attached hereto;

(b) The Bank does not know of any claim to or interest in the Deposit Account, except for claims and interests of the parties referred to herein; and

(c) The Deposit Account is owned by Guarantor whose taxpayer identification number is **** and who authorizes account statements to be sent to it and Lender.

(d) The Deposit Account may also include a “Reserve Deposit Account”, which shall earn interest at the standard money market rate then in effect as set by the Bank at that time. If a Reserve Deposit Account is established, it shall be identified and listed in Exhibit A alongside the primary Deposit Account. Funds in the Reserve Deposit Account shall be subject to a Zero Balance Sweep arrangement between the Deposit Account and the Reserve Deposit Account, whereby collected funds in the Deposit Account will be automatically transferred to (and from) the Reserve Deposit Account as required to maintain a target balance of $5,000.00 in the Deposit Account at the close of each business day to accommodate posting and clearing activity and to ensure the proper functioning of the Zero Balance Sweep arrangement. The Reserve Deposit Account shall be deemed part of the Deposit Account for purposes of this Agreement, and all rights, interests, and control provisions applicable to the Deposit Account shall likewise apply to the Reserve Deposit Account.

2. Control by Lender. Lender shall have “control” over the Deposit Account and for purposes of Article 9 of the Uniform Commercial Code. The Bank will comply with all notifications or instructions it receives directing it to transfer or redeem any property in the Deposit Account (each, a “Lender Instruction Notice”) originated by Lender without further consent by Guarantor. Guarantor hereby expressly authorizes Bank to act in accordance with each Lender Instruction Notice without Guarantor’s consent or concurrence. Further, Guarantor agrees not to assert a claim or demand against Bank for complying with a Lender Instruction Notice received from Lender. The parties acknowledge and agree that the Deposit Account, the property held therein, and Lender’s security interest and lien therein secure the obligations under both Loans and both Guaranties. For the avoidance of doubt, Lender shall be entitled to originate and deliver a Lender Instruction Notice in connection with the June 2025 Loan or the July 2026 Loan (or the related June 2025 Guaranty or July 2026 Guaranty), and the Bank shall comply with each such Lender Instruction Notice in accordance with this Section 2 without further consent by Guarantor and without any obligation to determine which Loan or Guaranty such Lender Instruction Notice relates to. Additionally, Bank shall permit Lender to have view-only online access to the Deposit Account and any Reserve Deposit Account through Lender’s existing online banking credentials with Bank. Such access shall be limited to inquiry and reporting capabilities only, and any transfer or other disposition of funds shall continue to be governed exclusively by the terms of this Section 2. Guarantor hereby consents to such access and agrees that Bank’s provision thereof shall not violate any confidentiality obligation.

3. Guarantor’s Rights in the Deposit Account. Except for a Lender Instruction Notice, the Bank shall only comply with joint instructions originated and executed by Guarantor and Lender directing the disposition of funds in the Deposit Account.

4. Priority of Lender’s Lien. The Bank hereby acknowledges the first position security interest in the Deposit Account granted by Guarantor to Lender. The Bank hereby confirms that the Deposit Account is a cash account and that it will not advance any other credit to Guarantor. The Bank subordinates in favor of Lender any security interest, lien, encumbrance, claim or right of setoff it may have, now or in the future, against the Deposit Account or property in the Deposit Account or any free credit balance earned in the Deposit Account. Notwithstanding the foregoing, the Bank is permitted to charge the Deposit Account: (a) for its usual and customary service charges, transfer fees and account maintenance fees and charges relating to such Deposit Account (the “Fees”); and (b) for any check deposited into the Deposit Account that is returned unpaid for any reason and for ACH credit entries that may have been originated by Guarantor but that have not settled within two (2) Business Days after the effective date of this Agreement or for any entries, whether credit or debit, that are subsequently returned thereafter (the “Returned Items”). In the event that there are not sufficient collected funds in such other accounts to pay the Fees and Returned Items, then Bank may charge the Deposit Account for such Fees and Returned Items. In the event that there are insufficient collected funds on deposit in the Deposit Account, Guarantor agrees upon demand to pay to Bank the amount of such Fees and Returned Items. If Guarantor fails to pay the amount demanded by Bank, Lender agrees to reimburse Bank within three (3) business days of demand thereof by Bank for any Returned Items and overdrafts to the extent Lender received payment in respect thereof pursuant to Section 2.

5. Notices of Adverse Claims. The Bank will use reasonable efforts to promptly notify Lender and Guarantor if it receives notice at any time after the date of this Agreement that any other person claims that it has a property interest in property in the Deposit Account and that it is a violation of that person’s rights for anyone else to hold, transfer or deal with the property. For the avoidance of doubt, such notice shall be given in writing and in accordance with the notice provisions set forth in Section 17 below

6. Bank’s Responsibility.

(a) The Bank will not be liable to Guarantor for complying with a Lender Instruction Notice originated by Lender or for failing to comply with directions concerning the Deposit Account from Guarantor, even if Guarantor notifies the Bank that Lender is not legally entitled to issue the Lender Instruction Notice or to restrict Lender’s access to the Deposit Account.

(b) This Agreement does not create any obligation of the Bank except for those expressly set forth in this Agreement.

(c) In no event shall Bank be liable, directly or indirectly, for any (i) damages or expenses arising out of services provided under this Agreement, other than damages which result from Bank’s gross negligence or willful misconduct, or (ii) indirect, special or consequential damages, including, but not limited to, lost profits, even if Bank has been advised of the possibility of such damages.

(d) Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank if (a) such failure or delay is caused by circumstances beyond Bank’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of government, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, or other natural disaster, COVID related orders and shutdowns, epidemics, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or negligence or default of Guarantor or Lender or (b) such failure or delay resulted from Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

(e) Notwithstanding any of the other provisions of this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Guarantor, Bank may act as it deems necessary to comply with all applicable provisions of governing statutes and shall not be in violation of this Agreement as a result.

(f) Bank shall be permitted to comply with any writ, levy, citation, attachment, garnishment order or other similar judicial or regulatory order or process concerning the Deposit Account or any check and shall not be in violation of this Agreement for so doing; provided, however, Bank must take commercially reasonable actions to provide Guarantor and Lender with notice of any such order unless notice cannot be given by applicable law.

7. Indemnity. Guarantor and Lender, jointly and severally, will indemnify Bank and hold it harmless, together with its officers, directors, employees and agents against claims, liabilities and expenses and damages of any nature arising out of this Agreement (including, but not limited to, allocated costs of staff counsel, other reasonable attorneys’ fees and any other fees and expenses), except to the extent the claims, liabilities or expenses are caused by the Bank’s gross negligence or willful misconduct.

8. Termination; Survival.

(a) Lender may terminate this Agreement by notice to the Bank and Guarantor.

(b) If Lender notifies the Bank that Lender’s security interest in the Deposit Account under both of the Guaranties has terminated, this Agreement will immediately terminate.

(c) Subsection 6(c) and Section 7, “Indemnity” shall survive termination of this Agreement.

9. Governing Law. This Agreement and the Deposit Account will be governed by the laws of the State of Illinois. The Bank and Guarantor may not change the law governing the Deposit Account without Lender’s express written agreement.

10. Attorneys’ Fees. In the event of any litigation arising from or related to this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred in connection with such litigation or dispute, including any appeals, in addition to any other relief to which they may be entitled.

11. Jury Trial Waiver. TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT.

12. Entire Agreement. If there is a conflict between this Agreement and any other agreement between Guarantor and the Bank, this Agreement shall control; provided, however, that the terms of this Agreement shall not be deemed or construed to make Lender a party to such account agreement. Subject to the foregoing, this Agreement is the entire agreement, supersedes the Original Agreement and any other prior agreements and contemporaneous oral agreements of the parties concerning its subject matter.

13. Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.

14. Severability. To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted.

15. Successors and Assigns. A successor to or assignee of Lender’s rights and obligations under the Guaranties will succeed to Lender’s rights and obligations under this Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

17. Notice. Any notices and demands under or related to this Agreement shall be in writing and delivered to the intended party at its address or email stated below, and if to Lender, at its main office if no other address of Lender is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, (c) by certified mail, postage prepaid, with return receipt requested, or (d) by email. Notice shall be deemed given: (i) upon receipt if delivered by hand, (ii) on the Delivery Day after the day of deposit with a nationally recognized courier service, (iii) on the third Delivery Day after the notice is deposited in the mail, or (iv) when transmitted to the email address specified below and a confirmation receipt is received by the sender. “Delivery Day” means a day other than a Saturday, a Sunday, or any other day on which national banking associations located in Illinois are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

If to Lender:	Streeterville Capital, LLC
Attn: John Fife
297 Auto Mall Drive #4
St. George, Utah 84770

If to Guarantor:	ARH Sub, LLC
Attn: Charles A. Ross, Jr.
218 3rd Avenue North, #400
Nashville, Tennessee 37201

If to Bank:	Lakeside Bank
Attn: Treasury Management Department
3855 S. Halsted Street
Chicago, Illinois 60609
Email: treasury.management@lakesidebank.com

With a copy to:

Lakeside Bank
Attn: General Counsel
141 W. Jackson Blvd. Suite 130A
Chicago, IL 60604
Email: sfister@lakesidebank.com

18. Disclaimer. Nothing contained in this Agreement shall create any agency, fiduciary, joint venture or partnership relationship between the Bank and Guarantor or Lender. Guarantor and Lender agree that nothing in this Agreement, nor any course of dealing among the parties to this Agreement, shall constitute a commitment or other obligation on the part of the Bank to extend credit to Guarantor or Lender.

[Signatures Appear on Following Page]

In Witness Whereof, the parties have executed this Agreement as of the day and year first written above.

BANK:

Lakeside Bank, an Illinois banking corporation

By:	/s/ Matthew H. Palmisano
Matthew H. Palmisano, SVP, Director of
Treasury Management

LENDER:

Streeterville Capital, LLC, a Utah limited liability company

By:	/s/ John Fife
John Fife, President

GUARANTOR:

ARH Sub, LLC, a Utah limited liability company

By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr., Manager

EXHIBIT A

“Deposit Account”

Account Title:	ARH Sub, LLC, as Guarantor,
Streeterville Capital, LLC, as Lender, DACA Deposit Account

Account Number: ****

“Reserve Deposit Account”

Account Title:	ARH Sub, LLC, as Guarantor
Streeterville Capital LLC, as Lender, DACA Reserve Account

Account Number: ****